Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the General Partner
Summit Hotel OP, LP
We consent to the inclusion of our report dated March 31, 2010 related to the consolidated balance sheets of Summit Hotel Properties, LLC as of December 31, 2009 and 2008 and the consolidated statements of operations, changes in members’ equity and cash flows for each of the years in the two year period ended December 31, 2009 in the Registration Statement on Form S-4 of Summit Hotel OP, LP.
We consent to the inclusion of our report dated March 31, 2010 related to the internal control over financial reporting as of December 31, 2009 of Summit Hotel Properties, LLC in the Registration Statement on Form S-4 of Summit Hotel OP, LP.
/s/ Eide Bailly LLP
Greenwood Village, Colorado
August 5, 2010